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                                                                    EXHIBIT 99.1


PRESS RELEASE

FLEMING COMPANIES, INC. ANNOUNCES CLOSING OF SENIOR NOTE OFFERING AND CONVERTIBLE SENIOR SUBORDINATED NOTE OFFERING

DALLAS--March 15, 2001--Fleming Companies, Inc. (NYSE: FLM) today announced that it sold $355 million of its 10 1/8% Senior Notes due 2008 and $150 million of its 5.25% Convertible Senior Subordinated Notes due 2009 through a private placement to qualified institutional buyers pursuant to Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. The company originally offered $130 million principal amount of the Convertible Senior Subordinated Notes with an option to purchase up to $20 million aggregate principal amount of additional Notes. The initial purchasers of the Notes subsequently exercised in full their purchase option, bringing the total amount sold to $150 million.

The Senior Notes and the Convertible Senior Subordinated Notes will not be, and have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements thereof. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. For a description of important factors which could cause actual results to differ from those contained in the forward-looking statements, see the reports and documents Fleming files from time to time with the Securities and Exchange Commission. Fleming is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.